Exhibit 10.1

14755 Preston Road, Suite 105

Dallas, Texas 75254

December 30, 2021

BY EMAIL
Winston L. Black III

Dear Winston,

SWK Holdings Corporation (the “Company”) and you have agreed to extend the Term as defined in your employment agreement with the Company, dated January 28, 2019 (“Employment Agreement”), on the same terms and conditions through March 31, 2022, and your base salary shall increase three percent (3%) from its current rate effective the first full payroll cycle in 2022. You and the Company agree that this extension of the Term is not a termination and does not entitle you, nor are you otherwise entitled at this time, to any payments or benefits under Section 4 of the Employment Agreement. We look forward to engaging with you in the new year regarding entering into a new employment agreement and updating incentive arrangements.

Further, subject to your execution of this letter prior to December 31, 2021 indicating your intention to exercise stock options with respect to 75,000 common stock of the Company (“Shares”) with an exercise price of $8.30 per Share that were granted to you by the Company pursuant to the stock option award agreement dated May 14, 2012, as amended, (the “2012 Award”), the Company will consider the 2012 Award to be fully vested and will facilitate a cashless exercise of the 2012 Award by net settlement of exercise price and taxes. In addition, the Company will facilitate a cashless net settlement of taxes related to the 12,500 Shares that were granted to you by the Company pursuant to the restricted stock award agreement dated January 28, 2019 and are scheduled to vest on December 31, 2021.

You were previously granted by the Company stock options with respect to 100,000 Shares with an exercise price of $13.70 per Share pursuant to an award agreement dated August 18, 2014, as amended (such award, the “2014 Award,” and such agreement, the “2014 Award Agreement”). The Company and you agree that (i) the 2014 Award will expire on August 18, 2024, unless it expires earlier due to your termination of employment in accordance with the 2014 Award Agreement, and (ii) 50% of the 2014 Award has already vested due to the satisfaction of time-based vesting conditions set forth in the 2014 Award Agreement. Subject to your acceptance of this letter prior to December 31, 2021, the Company agrees that the 50% of the 2014 Award that is not vested as of the date hereof shall not be forfeited as of December 31, 2021 and instead shall continue to be outstanding through the expiration of the 2014 Award and eligible to vest upon the earlier to occur of (x) the first date on which the average closing price of a Share as reported on the Nasdaq (or other exchange or quotation system on which the Shares are listed or traded) for the 30 consecutive calendar days ending on such date is greater than or equal to $20.60 or (y) the consummation of a Corporate Transaction (as defined in the Company’s 2010 Equity Incentive Plan), which shall for purposes of the 2014 Award include any transaction with Carlson Capital, L.P. or its affiliates in relation to the November 23, 2021 letter from Carlson Capital to members of the Board of Directors of the Company, provided that such event in (x) or (y) occurs prior to the expiration of the 2014 Award.

Except as specifically set forth in this letter, all contracts that you have with the Company, including your restrictive covenant agreement, dated January 28, 2019, and your awards under the Company’s equity compensation plans, including the 2014 Award Agreement, remain unmodified. Nothing in this letter changes the “at will” status of your employment with the Company.

If you agree with the terms of this letter and want to exercise the 2012 Award, effective December 31, 2021, we ask that you please sign and date this letter and return an executed copy to me. We look forward to you continuing to be a part of our team.

[Signature page to follow]

Sincerely,

SWK HOLDINGS CORPORATION

By: /s/ Michael Weinberg
Name: Michael Weinberg
Title: Chair of the Compensation Committee

Agreed to and accepted:

Winston L. Black III

Signature: /s/ Winston L. Black

Date: 12/30/2021